Exhibit 3.7

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

OF

WCI TOWERS NORTHEAST USA, INC.

The undersigned, for purposes of forming a corporation under the Delaware General Corporation Law, does hereby adopt the following Articles of Incorporation:

First:  The name of the corporation shall be WCI Towers Northeast USA, Inc.

Second:  The registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Zip Code 19808.  The registered agent in charge thereof is Corporation Service Company.

Third:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth:  The amount of the total authorized capital stock of this corporation is One Thousand (1,000) shares of common stock having One Cent ($0.01) par value per share.

Fifth:  This Corporation is to exist perpetually.

Sixth:  This Corporation shall have three directors initially.  The number of directors may be changed from time to time in accordance with the Bylaws but shall never be less than one.  The names and addresses of the initial directors of the corporation are:

James P. Dietz	24301 Walden Center Drive
Bonita Springs, FL 34134

Christopher J. Hanlon	24301 Walden Center Drive
Bonita Springs, FL 34134

Jerry L. Starkey	24301 Walden Center Drive
Bonita Springs, FL 34134

Seventh:  The name and street address of the sole incorporator is:

Vivien N. Hastings	24301 Walden Center Drive
Bonita Springs, Florida 34134

The rights and interest of the Incorporator shall automatically terminate when this Certificate is filed with the Secretary of State.

Eighth:  This Corporation shall indemnify each officer and director to the full extent permitted by law.

IN WITNESS WHEREOF, THE UNDERSIGNED, as Incorporator, hereby executes this Certificate of Incorporation on the 8th day of September, 2004

/s/ Vivien N. Hastings
Vivien N. Hastings, Incorporator

STATE OF FLORIDA
COUNTY OF LEE

BEFORE ME, the undersigned authority, personally appeared Vivien N. Hastings, known to me and known by me to be the person described in and who executed the foregoing and who acknowledged before me that she executed the same for the uses and purposes therein expressed.  She is personally known to me.

WITNESS my hand and official seal in the County and State last aforesaid, this    8th      day of September, 2004:

/s/ Bonnie D. Rushing
Bonnie D. Rushing
Notary Public